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                                                                    EXHIBIT 99.1



                                [CRAWFORD LOGO]


                                  PRESS RELEASE
           CRAWFORD & COMPANY 5620 GLENRIDGE DRIVE, N.E. P.O. BOX 5047
                             ATLANTA, GEORGIA 30302
                                 (404) 256-0830



FOR IMMEDIATE RELEASE                           DATE: SEPTEMBER 26, 2003
                                                FROM: GROVER L. DAVIS
                                                CHAIRMAN AND
                                                CHIEF EXECUTIVE OFFICER

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              CRAWFORD SIGNS AGREEMENT IN GOVERNMENT INVESTIGATION


Crawford & Company ("the Company") (NYSE: CRDA and CRDB) announced today that its wholly-owned subsidiary, Crawford Healthcare Management of Norfolk and Baltimore, Inc. ("CHM"), has signed an agreement with the Department of Justice ("DOJ") to resolve, subject to certain conditions, the criminal liability of CHM and the Company relating to the DOJ's investigation of the Company's billing practices in its claims management and healthcare management services divisions. This agreement would end this criminal investigation of the billing practices of CHM and the Company.

CHM is a newly formed subsidiary which owns the assets and operations of two former Crawford & Company healthcare management services offices located in Norfolk, Virginia and Baltimore, Maryland. CHM has agreed to plead guilty to a single count of mail fraud based on a September 21, 1995 mailing of a client invoice in Virginia. The criminal charge covers a period of time ending in 1999.

The agreement between CHM and the DOJ is subject to approval by a federal district judge in Norfolk, Virginia.

"We have been working closely with the Department of Justice to resolve this matter," said Grover L. Davis, Chairman and Chief Executive Officer of the Company. "We have taken steps to clarify our billing practices and eliminate inconsistencies in their application. Today's settlement is one of the last steps needed to put this investigation behind us and allows us to move forward, maintaining our focus on providing quality service to our clients."

Under the terms of the plea agreement, CHM will pay a fine of $8 million. As a result, Crawford will record an after-tax charge of $8 million in the third quarter of 2003.


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                                [CRAWFORD LOGO]


                                  PRESS RELEASE
           CRAWFORD & COMPANY 5620 GLENRIDGE DRIVE, N.E. P.O. BOX 5047
                             ATLANTA, GEORGIA 30302
                                 (404) 256-0830


Based in Atlanta, Georgia, Crawford & Company (www.crawfordandcompany.com) is the world's largest independent provider of claims management solutions to insurance companies and self-insured entities, with a global network of more than 700 offices in 67 countries. Major service lines include workers' compensation claims administration and healthcare management services, property and casualty claims management, class action services and risk management information services. The Company's shares are traded on the NYSE under the symbols CRDA and CRDB.

FOR FURTHER INFORMATION REGARDING THIS PRESS RELEASE, PLEASE CALL JOHN GIBLIN AT
(404) 847-4571.

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